Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Eureka Financial Corp. of our report dated December 27, 2011, relating to our audit of the consolidated financial statements which appears in the Annual Report on Form 10-K of Eureka Financial Corp. for the year ended September 30, 2011.

/s/ S.R. Snodgrass, A.C.

Wexford, Pennsylvania

June 5, 2012